STATE OF DELAWARE

CERTIFICATE OF TRUST

OF

BANNER RIDGE DSCO PRIVATE MARKETS Fund

This Certificate of Trust of Banner Ridge DSCO Private Markets Fund (the “Trust”), a statutory trust, executed by the undersigned sole initial Trustee of the Trust, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”), sets forth the following:

FIRST:	The name of the statutory trust formed hereby is: Banner Ridge DSCO Private Markets Fund.

SECOND:	As required by Sections 3807 and 3810 of the Act, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

New Castle County

THIRD:	Subsequent to the filing of this Certificate of Trust and prior to or within 180 days following the first issuance of beneficial interests, the Trust will register with the United States Securities and Exchange Commission as a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH:	This Certificate of Trust shall be effective upon filing.

FIFTH:	Notice is hereby given that the Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof. Except as otherwise provided in or pursuant to the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole initial Trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 22nd day of April, 2025.

/s/ Anthony Cusano
Name: Anthony Cusano
Title: Sole Initial Trustee

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Banner Ridge DSCO Pricate Markets Fund

Certificate of Trust